CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 16, 2009, relating to the financial statements and financial highlights which appear in the August 31, 2009 Annual Reports of the Eagle Cash Trust – Money Market Fund and Eagle Cash Trust – Municipal Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Certified Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

October 28, 2009